EXHIBIT 2


                           STOCK PURCHASE AGREEMENT
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      This Stock Purchase Agreement ("Agreement") made this date by and between UNIVIEW TECHNOLOGIES CORPORATION, a Texas corporation ("UVEW") and
 W. I. TECHNOLOGY HOLDING COMPANY INC., a Texas corporation ("Purchaser").

      UVEW desires to sell and Purchaser desires to purchase all of the issued and outstanding capital stock of the following wholly owned subsidiaries of UVEW:

      VIDEO MANAGEMENT, INC., including its wholly owned subsidiary,
        NETWORK AMERICA, INC.
      CORPORATE NETWORK SOLUTIONS, L.C.
      WARRANTY REPAIR CORPORATION
      FFL CORPORATION, including its wholly owned subsidiary,
        SYSTEMATIC ELECTRONICS CORP.
      UNIVIEW TECHNOLOGIES ADVANCED SYSTEMS GROUP, INC.
      UNIVIEW NETWORK AMERICA CORP., and
      UNIVIEW XPRESSWAY CORPORATION,

 all Texas corporations, (the "Subsidiaries", whether one or more) on the terms and conditions set forth in this Agreement.

      In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:


 ARTICLE 1:     SALE

 1.01 Sale of Stock. UVEW agrees to sell, convey, transfer, assign, and deliver to Purchaser all of the issued and outstanding capital stock of the Subsidiaries and Purchaser agrees to purchase such stock (collectively, the "Stock").

 1.02 Consideration; Terms of Sale. (a) In consideration of the sale and transfer of the Stock and the representations, warranties, and covenants of UVEW set forth in this Agreement, Purchaser shall pay to UVEW Ten and No/100 dollars ($10.00), in cash on the Closing Date;

      (b) UVEW shall assign to Purchaser any indebtedness owed to UVEW by the Subsidiaries, on the Closing Date;

      (c) Purchaser shall change the name of the Subsidiaries, to delete the name "uniView", within thirty (30) days after the Closing Date;

      (d) UVEW agrees to cooperate with Purchaser and the Subsidiaries to settle currently existing claims against the Subsidiaries; UVEW agrees to reimburse Purchaser and the Subsidiaries for attorney fees incurred within nine months after the Closing date in defense or settlement of currently existing claims against the Subsidiaries, provided UVEW has authorized the action in advance; and UVEW agrees to fund future negotiated settlements of any currently existing claim against the Subsidiaries, provided such settlement is approved in advance by UVEW;

      (e) UVEW agrees to cooperate, upon request of Purchaser, in making an election under Internal Revenue Code Section 338;

      (f) Purchaser and the Subsidiaries agree to cooperate with UVEW's auditors, provided that UVEW reimburses Purchaser and the Subsidiaries reasonable costs of producing information to UVEW's auditors; and

      (g) UVEW agrees to issue to Purchaser warrants to purchase 150,000 shares of par value $.80 common stock of UVEW, exercisable for a period of three (3) years after the Closing Date, at a per share exercise price of the greater of One Cent ($.01) or the par value of the Common Stock on the date of exercise.

 1.03 Closing. The date of execution of this Agreement shall be deemed the "Closing Date" of this transaction.


 ARTICLE 2:     SELLER'S REPRESENTATIONS AND WARRANTIES

      UVEW hereby represents and warrants to Purchaser that the following facts and circumstances are true and correct as of the date of this
 Agreement:

 2.01 Organization. The Subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of Texas. The Subsidiaries are qualified to do business in all jurisdictions in which they do business and have all requisite power and authority (corporate and, when applicable, government) to own, operate, and carry on their businesses as now being conducted.

 2.02 Ownership. UVEW is the sole owner of the Subsidiaries with full right to sell or dispose of the Subsidiaries as it may choose.

 2.03 Authority. UVEW has full power and authority to execute, deliver, and consummate this Agreement, subject to the conditions to Closing set forth in this Agreement.

 2.04 Full Disclosure. No representation, warranty, or covenant made to Purchaser in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

 2.05 Broker. Neither UVEW, nor any of its officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

 2.06 Compliance with Securities Laws. (a) Purchaser acknowledges that UVEW is relying upon the accuracy and completeness of the statements and representations contained in this section in complying with its obligations under the federal and state securities laws. Purchaser acknowledges and represents that:

           (i) Purchaser is in a financial position to hold the shares of common stock of the Subsidiaries (the "Common Stock") and the Warrants (together, the "Securities") for an indefinite period of time, is able to bear the economic risk of an investment in the Securities and may withstand a complete loss of Purchaser's investment in the Securities;

           (ii) The Purchaser believes that it, either alone or together with the assistance of its own professional advisor or advisors, has the knowledge and experience in business and financial matters that make it capable of reading and interpreting financial statements of and concerning UVEW and the Subsidiaries and of evaluating the merits and risks of an investment in the Securities;

           (iii) Purchaser has obtained, to the extent it deems necessary, its own personal professional advice with respect to the risks inherent in an investment in the Securities and to the suitability of an investment in the Securities in light of its financial condition and investment needs;

           (iv) Purchaser understands that an investment in the Securities is highly speculative but that it believes that an investment in the Securities is suitable based upon Purchaser's investment objectives and financial needs, and that it has adequate means for providing for its current financial needs and contingencies and has no need for liquidity of investment with respect to the Securities;

           (v) Purchaser acknowledges access to full and complete information regarding UVEW and the Subsidiaries and has utilized that access to Purchaser's satisfaction for the purpose of obtaining information concerning the named entities, an investment in the Securities and the terms and conditions of this offering of the Securities, and has either attended or been given reasonable opportunity to attend a meeting with representatives of UVEW for the purpose of asking questions of, and receiving answers from, these representatives concerning UVEW and the Subsidiaries, an investment in the Securities and the terms and conditions of this offering of the Securities, and for the purpose of obtaining any additional information to the extent reasonable available that is necessary to verify the information provided;

           (vi) Purchaser recognizes that the Securities as an investment involves a high degree of risk;

           (vii) Purchaser realizes that (A) the purchase of the Securities is a long-term investment; (B) the Purchaser must bear the economic risk of investment for an indefinite period of time because the Securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and, therefore, cannot be sold unless they are subsequently registered under these laws or exemptions from registrations are available; (C) there presently is no public market for the Securities and Purchaser may not be able to liquidate Purchaser's investment in the Securities in the event of an emergency or to pledge the Securities as collateral for loans; and (D) the transferability of the Securities is restricted, and (1) requires conformity with the restrictions contained hereinbelow, and (2) will be further restricted by legends placed on the certificates representing the Securities referring to the applicable restrictions on transferability;

      (b) Purchaser has been advised that the Securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, that the Securities are being offered and sold pursuant to exemptions from the registration requirements of these laws, and that the reliance of UVEW on these exemptions is predicated in part on Purchaser's representations contained in this section. Purchaser represents and warrants that the Securities are being purchased for its own account and for investment and without the intention of reselling or redistributing the Securities, that Purchaser has not made any agreement with any other person or entity regarding any of the Securities, and that Purchaser's financial condition is such that it is not likely that it will be necessary for Purchaser to dispose of the Securities in the foreseeable future. Purchaser is aware that, in the view of the Securities and Exchange Commission, a purchase of the Securities with an intent to resell the Securities by reason of any foreseeable specific contingency or anticipated change in market values, or any change in the condition of Purchaser or its business, or in connection with a contemplated liquidation or settlement of any loan obtained for the acquisition of the Securities and for which the Securities was pledged as security, would represent an intent that is inconsistent with the representations set forth above. Purchaser further represents and agrees that, if, contrary to Purchaser's foregoing intentions, Purchaser later should desire to dispose of or transfer any of the Securities in any manner, Purchaser will not do so without first obtaining (A) an opinion of independent counsel to the effect that the proposed disposition or transfer lawfully can be made without registration of the Securities pursuant to the Securities Act of 1933 an then in effect and applicable state securities law, or (B) such registration.

      (c) Purchaser represents and warrants that the Securities are being received by Purchaser in Purchaser's own name solely for Purchaser's own beneficial interest, and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization, except as specifically set forth hereinbelow.

      (d) Purchaser is informed of the significance to UVEW of the foregoing representations, agreements and consents, and they are made with the intention that UVEW may rely upon them and agrees to indemnify UVEW, and its officers, directors and agents (the "Indemnified Parties") for any loss, claim or liability which any Indemnified Party might incur as a result of reliance upon any fact misrepresented by Purchaser in this section.

      (e) Purchaser additionally represents that the representations contained in this section have been duly authorized by all necessary action on the part of Purchaser, has been duly executed by an authorized officer or representative of Purchaser, and is a legal, valid and binding obligation of Purchaser enforceable according to its terms.


 ARTICLE 3:     PURCHASER'S REPRESENTATIONS AND WARRANTIES

      Purchaser represents and warrants to UVEW that:

 3.01 Authority. Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by Purchaser with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the date of this Agreement. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

 3.02 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas, with corporate power to own property and carry on its business as it is now being conducted.


 ARTICLE 4:     CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

      The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the date of this Agreement, or such earlier date as the context may require.

 4.01 Representations and Warranties. Each of the representations and warranties of UVEW in this Agreement and all other information delivered under this Agreement shall be true in all material respects as of the date of this Agreement.

 4.02 Compliance With Conditions. UVEW shall have complied with and performed all agreements, covenants, and conditions in this Agreement required to be performed and complied with. All requisite action (corporate and other) in order to consummate this Agreement shall have been properly taken by UVEW.

 4.03 Suit or Proceeding. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall have been overtly threatened or commenced that, in the sole discretion of Purchaser and its counsel, would make it inadvisable for Purchaser to Close this transaction.

 4.04 Government Approvals and Filings. All necessary government approvals and filings regarding this transaction, if any, shall have been received or made prior to the date of this Agreement in substantially the form applied for to the reasonable satisfaction of Purchaser and its counsel. Any applicable waiting period for the approvals and filings shall have expired.

 4.05 Corporate and Stockholder Action. All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall have been properly taken by UVEW.


 ARTICLE 5:     CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

      The obligation of UVEW to Close under this Agreement is subject to each of the following conditions (any one of which at the option of UVEW may be waived in writing by UVEW) existing on the date of this Agreement.

 5.01 Corporate Action. Purchaser shall have taken appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and certified by Purchaser's corporate secretary, authorizing Purchaser to enter into and complete this transaction.


 ARTICLE 6:     PARTIES' OBLIGATIONS AT THE CLOSING

 6.01 UVEW's Obligations at the Closing. At the Closing, UVEW shall deliver or cause to be delivered to Purchaser instruments of assignment and transfer of all of the issued and outstanding capital stock of the Subsidiaries in form and substance satisfactory to Purchaser. Simultaneously with the consummation of the transfer, UVEW shall put Purchaser in full possession and enjoyment of all properties and assets of the Subsidiaries.

      UVEW, at any time before or after the date of this Agreement, shall execute, acknowledge, and deliver to Purchaser any further deeds, assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by Purchaser. UVEW shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser or reducing to possession any or all property and assets to be conveyed and transferred by this Agreement.

 6.02 Purchaser's Obligation at Closing. At the Closing, Purchaser shall pay the purchase price, against delivery of the items specified in Paragraph 6.01, above.


 ARTICLE 7:     GENERAL PROVISIONS

 7.01 Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the date of this Agreement for the period of time set forth in this Agreement.

 7.02 Notices. All notices or other communications hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by facsimile telecommunication, provided that any notice so given is also mailed as provided for herein, (iii) delivered by Federal Express or similar commercial delivery service, or (iv) mailed by certified mail, postage prepaid, return receipt requested, as follows:


 If to UVEW:  17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248;
              facsimile number (972) 248-3060;

 If to        17300 North Dallas Parkway, Suite 2040, Dallas, Texas 75248;
 Purchaser:   facsimile number (972) 381-1211.


 or to such other address or facsimile number as UVEW or the Purchaser shall have designated to the other by like notice. Each such notice or other communication shall be effective (i) if given by facsimile telecommunication, when transmitted, (ii) if given by mail, five (5) business days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

 7.03 Assignment of Agreement. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

 7.04 Governing Law. This Agreement shall be construed and governed by the laws of the state of Texas.

 7.05 Amendments; Waiver. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

 7.06 Entire Agreement. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement on the subject matter of this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement.
 On execution of this Agreement, all prior agreements or understandings between the parties on the subject matter of this Agreement shall be null and void.

      Signed as of December 20, 2002.

 UVEW:  uniView Technologies Corporation
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 By:  /s/ Patrick A. Custer
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      Patrick A. Custer, President


 Purchaser:  W. I. Technology Holding Company Inc.
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 By:  /s/ D. Ronald Allen
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      D. Ronald Allen, President